Exhibit 2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

JUNE 30, 2017

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

(UNAUDITED)

JUNE 30, 2017

TABLE OF CONTENTS

Page
UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS AS OF JUNE 30, 2017 IN U.S. DOLLARS:

Condensed consolidated interim statements of comprehensive loss	2

Condensed consolidated interim statements of financial position	3

Condensed consolidated interim statements of changes in equity	4

Condensed consolidated interim statements of cash flows	6

Notes to the condensed consolidated interim financial statements	7-17

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	U.S. dollars in thousands
NET REVENUES	483	1	483	1
COST OF REVENUES	272	—	272	—
GROSS PROFIT	211	1	211	1
RESEARCH AND DEVELOPMENT EXPENSES	8,434	6,031	16,571	10,707
SELLING, MARKETING AND BUSINESS DEVELOPMENT EXPENSES	3,376	*424	3,981	*736
GENERAL AND ADMINISTRATIVE EXPENSES	1,940	*740	3,255	*1,655
OTHER EXPENSES	—	—	45	—
OPERATING LOSS	13,539	7,194	23,641	13,097
FINANCIAL INCOME	2,523	666	4,078	1,025
FINANCIAL EXPENSES	7	24	56	4
FINANCIAL INCOME, net	2,516	642	4,022	1,021
LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	11,023	6,552	19,619	12,076
LOSS PER ORDINARY SHARE (U.S. dollars)
Basic	0.06	0.05	0.11	0.09
Diluted	0.06	0.06	0.11	0.10

The accompanying notes are an integral part of these condensed consolidated financial statements.

*Reclassified

2

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	June 30,	December 31,
	2017	2016
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	15,319	53,786
Bank deposits	15,407	55
Financial assets at fair value through profit or loss	20,340	12,313
Trade receivables and contract assets	778	99
Prepaid expenses and other receivables	3,096	1,562
Inventory	610	—
	55,550	67,815
NON-CURRENT ASSETS:
Bank deposits	150	137
Fixed assets	235	165
Intangible assets	6,050	6,095
	6,435	6,397
TOTAL ASSETS	61,985	74,212

CURRENT LIABILITIES:
Accounts payable	1,145	60
Accrued expenses and other current liabilities	7,415	3,296
Payable in respect of intangible asset purchase	2,000	2,000
	10,560	5,356

NON-CURRENT LIABILITIES:
Derivative financial instruments	2,622	6,155
TOTAL LIABILITIES	13,182	11,511

EQUITY:
Ordinary shares	458	441
Additional paid-in capital	156,587	150,838
Warrants	—	1,057
Accumulated deficit	(108,242)	(89,635)
TOTAL EQUITY	48,803	62,701

TOTAL LIABILITIES AND EQUITY	61,985	74,212

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary	Additional		Accumulated	Total
	shares	paid-in capital	Warrants	deficit	equity
	U.S. dollars in thousands
BALANCE AT APRIL 1, 2017	455	156,415	—	(97,924)	58,946

CHANGES IN THE THREE-MONTH PERIOD ENDED JUNE 30, 2017:
Share-based compensation to employees and service providers	—	—	—	705	705
Exercise of options into ordinary shares	3	172	—	—	175
Comprehensive loss	—	—	—	(11,023)	(11,023)
BALANCE AT JUNE 30, 2017	458	156,587	—	(108,242)	48,803
BALANCE AT APRIL 1, 2016	343	120,631	1,057	(67,094)	54,937

CHANGES IN THE THREE-MONTH PERIOD ENDED JUNE 30, 2016:
Share-based compensation to employees and service providers	—	—	—	495	495
Exercise of options into ordinary shares	1	99	—	—	100
Comprehensive loss	—	—	—	(6,552)	(6,552)
BALANCE AT JUNE 30, 2016	344	120,730	1,057	(73,151)	48,980

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary shares	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands

BALANCE AT JANUARY 1, 2017	441	150,838	1,057	(89,635)	62,701
CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2017:
Share-based compensation to employees and service providers	—	—	—	1,012	1,012
Issuance of ordinary shares, net of expenses	3	1,279	—	—	1,282
Exercise of warrants and options into ordinary shares	14	3,413	—	—	3,427
Warrants expiration	—	1,057	(1,057)	—	—
Comprehensive loss	—	—	—	(19,619)	(19,619)
BALANCE AT JUNE 30, 2017	458	156,587	—	(108,242)	48,803
BALANCE AT JANUARY 1, 2016	343	120,621	1,057	(61,944)	60,077

CHANGES IN THE SIX-MONTH PERIOD ENDED JUNE 30, 2016:
Share-based compensation to employees and service providers	—	—	—	869	869
Exercise of options into ordinary shares	1	109	—	—	110
Comprehensive loss	—	—	—	(12,076)	(12,076)
BALANCE AT JUNE 30, 2016	344	120,730	1,057	(73,151)	48,980

The accompanying notes are an integral part of these condensed consolidated financial statements

5

REDHILL BIOPHARMA LTD.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(11,023)	(6,552)	(19,619)	(12,076)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	705	495	1,012	869
Depreciation	18	11	32	21
Write-off of intangible asset	—	—	45	—
Unrealized gains on derivative financial instruments	(2,251)	(514)	(3,513)	(715)
Fair value losses (gains) on financial assets at fair value through profit or loss	64	(54)	79	(62)
Revaluation of bank deposits	(87)	(89)	(105)	(147)
Exchange differences in respect of cash and cash equivalents	(119)	41	(361)	(41)
	(1,670)	(110)	(2,811)	(75)
Changes in assets and liability items:
Increase in trade receivables and contract assets	(778)	—	(679)	—
Decrease (increase) in prepaid expenses and other receivables	(421)	(248)	(1,534)	192
Increase in inventory	(610)	—	(610)	—
Increase (decrease) in accounts payable	1,124	(224)	1,085	323
Increase in accrued expenses	3,650	1,397	4,119	918
	2,965	925	2,381	1,433
Net cash used in operating activities	(9,728)	(5,737)	(20,049)	(10,718)
INVESTING ACTIVITIES:
Purchase of fixed assets	(102)	(16)	(102)	(45)
Change in investment in current bank deposits	284	(2,000)	(15,260)	—
Purchase of financial assets at fair value through profit or loss	(10,500)	(908)	(13,953)	(7,480)
Proceeds from sale of financial assets at fair value through profit or loss	5,447	—	5,847	—
Net cash used in investing activities	(4,871)	(2,924)	(23,468)	(7,525)
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of expenses	—	—	1,282	—
Exercise of warrants and options into ordinary shares, net of expenses	175	100	3,407	110
Net cash provided by financing activities	175	100	4,689	110
DECREASE IN CASH AND CASH EQUIVALENTS	(14,424)	(8,561)	(38,828)	(18,133)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	119	(41)	361	41
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,624	12,026	53,786	21,516
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	15,319	3,424	15,319	3,424
SUPPLEMENTARY INFORMATION ON INTEREST RECEIVED IN CASH	130	4	201	95

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the “Company”) headquartered in Israel, together with its subsidiary, is a specialty biopharmaceutical company primarily focused on the development and commercialization of late clinical-stage, proprietary, orally-administered, small molecule drugs for the treatment of gastrointestinal and inflammatory diseases and cancer. The Company is also promoting since June 2017, in the U.S. through its subsidiary, Donnatal®, a prescription oral adjunctive drug for the treatment of IBS and acute enterocolitis, as well as EnteraGam®, a medical food intended for the dietary management, under medical supervision, of chronic diarrhea and loose stools.

In February 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (“TASE”). Since December 2012, the Company's American Depositary Shares (“ADSs”) have been listed on the NASDAQ Capital Market (“NASDAQ”).

The Company's registered address is at 21 Ha'arba'a St, Tel-Aviv, Israel.

The Company is engaged in the research and development of most of its therapeutic candidates and to date has out-licensed on an exclusive world-wide basis only one of its therapeutic candidates and has had two additional regional exclusive out-licensing transactions with another therapeutic candidate. Accordingly, there is no assurance that the Company’s business will generate positive cash flow. Through June 30, 2017, the Company has an accumulated deficit and its activities have been funded through public and private offerings of the Company's securities.

The Company plans to further fund its future operations through commercialization of its therapeutic candidates and Donnatal® and EnteraGam®, out-licensing certain programs and raising additional capital. The Company’s current cash resources are not sufficient to complete the research development and commercialization of all of the Company’s therapeutic candidates and Donnatal® and EnteraGam®. Management expects that the Company will incur more losses as it continues to focus its resources on advancing these products based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations for at least the next 12 months.

7

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

If the Company is unable to continue to commercialize or further out-license its therapeutic candidates and Donnatal® and EnteraGam®, or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research, development programs or commercialization programs related to these products, any of which may have a material adverse effect on the Company’s business, financial condition and results of operations.

b.	Approval of the condensed consolidated interim financial statements

These condensed consolidated interim financial statements were approved by the Board of Directors on July 24, 2017.

NOTE 2 - BASIS OF PREPARATION OF THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:

a.	The Company's condensed consolidated interim financial statements for the three and six months ended June 30, 2017 and 2016 (the "Condensed Consolidated Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Condensed Consolidated Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete statement of financial position, results of operations and cash flow in conformity with generally accepted accounting principles. The Condensed Consolidated Interim Financial Statements should be read in conjunction with the annual financial statements as of December 31, 2016 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The Condensed Consolidated Interim Financial Statements as of June 30, 2017 and for the three and six months then ended include for the first time the accounts of the Company and its subsidiary. Intercompany transactions and balances are eliminated on consolidation.

The accounting policies applied in the preparation of the Condensed Consolidated Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2016. For more information, see Note 3 below, describing new additional accounting policies adopted by the Company with respect to its new operation.

8

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Standards and interpretations to existing standards that are not yet in effect and have not been early adopted by the Company:

International Financial Reporting Standard No. 9 “Financial Instruments” (hereafter - IFRS

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through other comprehensive income and fair value through profit or loss. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in other comprehensive income. Further, the expected credit losses model replaces the incurred loss impairment model used in IAS 39. For financial liabilities, there were no changes to classification and measurement except for the recognition of changes in the Company’s own credit risk in other comprehensive income for liabilities designated at fair value through profit or loss.

The standard is effective for accounting periods beginning on or after 1 January, 2018. The Company is currently assessing the impact of IFRS 9.

International Financial Reporting Standard No. 16 “Leases” (“IFRS 16”)

IFRS 16 defines a lease as a contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration. Under IFRS 16, lessees have to recognize a lease liability reflecting future lease payments and a ‘right-of-use asset’ for almost all lease contracts. The standard replaces the current guidance in IAS 17. The standard is effective for annual periods beginning on or after January 1, 2019. The Company is currently assessing the impact of adopting IFRS 16.

9

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 3 - NEW ACCOUNTING POLICIES:

a.	Revenues from contracts with customers

In May 2014, the IASB issued the new revenue recognition standard, IFRS 15. IFRS 15 replaces much of the prescriptive and diverse guidance in today's accounting literature.

Its purpose, among other things, is to remove inconsistencies in existing revenue recognition frameworks and to provide more useful information to financial statements users.

In the second quarter of 2017, the Company adopted retrospectively IFRS 15 as of January 1, 2017, for all periods presented. The adoption of IFRS 15 did not have an effect on neither the revenues recognized in prior periods nor to accumulated deficits as of January 1, 2015.

IFRS 15 introduces a five-step model for recognizing revenue from contracts with customers, as follows:

1.   Identify the contract with a customer.

2.   Identify the performance obligations in the contract.

3.   Determine the transaction price.

4.   Allocate the transaction price to the performance obligations in the contract.

5.   Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenues from promotional services

The Company recognizes revenue from promotional services related to Donnatal® as it satisfies its performance obligation over time, in an amount of the consideration it expects to be entitled to, taking into consideration the constraint on variable consideration stipulated in IFRS 15.

10

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

Revenues from sale of products

Principal versus agent considerations

When another party is involved in providing goods or services to a customer, the Company analyses whether the Company acts as a principal or an agent in the transaction, based on whether the Company obtains control of the product before it is transferred to the customer, using the indicators provided in IFRS 15.

In the sale of EnteraGam®, the Company is determined to be the principal in the arrangement (rather than an agent of Entera Health), therefore, revenue in the amount the Company is entitled to from its customers is recognized on a gross basis.

The Company recognizes revenues from the sale of EnteraGam®, when control of the product is transferred to the customers, at a point in time.

The transaction price in these arrangements is the consideration the Company expects to be entitled to from the customer, taking into consideration the existence of variable considerations, such as the product's right of return and certain other promotional discounts provided to customers.

Revenues from out-licensing of the Company's intellectual property

Revenue incurred in connection with the out-licensing of a right to use the Company’s intellectual property is recognized at a point in time.

The transaction price contains variable considerations contingent upon the licensee achieving certain milestones as well as sales-based royalties, in accordance with the relevant agreement.

Revenue from achieving additional milestones is recognized only when it is highly probable that a significant reversal of cumulative revenues will not occur, usually upon achievement of the specific milestone, in accordance with the relevant agreement.

Sales-based royalties are not included in the transaction price, rather they are recognized as incurred, due to the specific exception for sales-based royalties in licensing of intellectual property.

Practical expedients and exemptions

The Company expenses sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded as sales and marketing expenses.

11

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

b.	Inventories

Inventories are stated at the lower of cost or net realizable value with cost determined using the first-in, first-out method. The Company recognized, for the first time an amount of $108 thousand in inventories as a cost of revenues during the three months ended June 30, 2017.

The Company continually evaluates inventories for potential losses due to excess, obsolete or slow-moving inventory by comparing sales history and sales projections to the inventory on hand. When evidence indicates the carrying value of a product may not be recoverable, a charge is recorded to reduce the inventory to its current net realizable value.

c.	Trade receivables and contract assets

Financial assets included in trade receivables and contract assets are recognized initially at fair value. Subsequent to initial recognition they are measured at amortized cost using the effective interest rate method, less any impairment losses.

d.	Advertising and promotional expenses

Advertising and promotional costs, including free products and samples distributed to customers, are recognized as an expense when incurred.

NOTE 4 - EQUITY:

a.	On January 3, 2017, the underwriters for the Company's 2016 underwritten public offering partially exercised their option and purchased 133,104 ADSs for approximately $1.28 million. Following the partial exercise of the underwriters’ option, the underwritten public offering and the concurrent registered direct offering totaled 3,846,519 ADSs and warrants to purchase 2,025,458 ADSs, representing aggregate gross proceeds from both offerings of approximately $39.4 million before deducting underwriting discounts and commissions, placement agent fees and other offering expenses.

b.	During the six months ended June 30, 2017, the Company received notifications of exercise with respect to options that had been issued to directors and consultants of the Company. Accordingly, the Company issued 2,808,750 ordinary shares for approximately $777 thousand.

c.	During the six months ended June 30, 2017, the Company received notifications of exercise with respect to non-tradable warrants that had been issued in 2014 to investors in the form of private placements. Accordingly, the Company issued 2,526,320 ordinary shares for approximately $2.63 million.

12

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 - SHARE-BASED PAYMENTS:

a.	On March 23, 2017, the Board of Directors of the Company granted 3,025,000 options to employees and consultants of the Company under the Company’s stock options plan. The fair value of the options on the date of grant was $1.45 million.

Each option is exercisable into one ordinary share at an exercise price of $1.08 per share. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: $1.03, expected volatility: 50.05%, risk-free interest rate: 2.23% and expected useful life to exercise: 7 years.

b.	On March 23, 2017, the Board of Directors of the Company granted 62,500 options to purchase ADSs to employees of the Company under the Company’s stock options plan. The fair value of the options on the date of grant was $327 thousand.

Each option is exercisable into one of the Company’s ADSs at an exercise price of $10.80 per ADS. The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ADS: $10.36, expected volatility: 58.09%, risk-free interest rate: 2.23% and expected useful life to exercise: 7 years.

13

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

c.	Following a general meeting of the Company’s shareholders held on May 11, 2017, and subsequent to the approval of the Company’s Board of Directors on March 23, 2017, the Company allocated an aggregate of 1,140,000 options under the Company’s stock options plan to the Company's directors at an exercise price equal to $1.09 per share, excluding 500,000 options to the Company's Chief Executive Officer at an exercise equal to $1.08 per share. The fair value of the options on the date of grant was $517 thousand.

Each option allocated to non-executive directors of the Company is exercisable into one ordinary share. The options will vest as follows: for directors who had provided services exceeding one year to the Company as of the grant date, the options will vest in 16 equal quarterly installments over a four-year period. For directors who had not provided services to the Company exceeding one year as of the grant date, the options will vest as follows: 1/4 of the options will vest one year following the grant date and the rest over the following three years in 12 equal quarterly installments.

The options will be exercisable, either in full or in part, from the vesting date until the end of 7 years from the date of grant.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: exercise price equal to either $1.08 or $1.09 per share, price of the Company's ordinary share: $1.00, expected volatility: 49.77%, risk-free interest rate: 2.20% and expected useful life to exercise: 7 years.

NOTE 6 – NET REVENUES:

The Company’s net revenues for the three and six months ended June 30, 2017 consist of revenues from the sale of products and revenues from promotional services.

14

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 - FINANCIAL INSTRUMENTS:

a.	Fair value hierarchy

The following table presents Company assets and liabilities measured at fair value:

	Level 1	Level 3	Total
	U.S. dollars in thousands
June 30, 2017:
Assets -
Financial assets at fair value through profit or loss	20,340	—	20,340
Liabilities -
Derivative financial instruments	—	2,622	2,622
December 31, 2016:
Assets -
Financial assets at fair value through profit or loss	12,313	—	12,313
Liabilities -
Derivative financial instruments	—	6,155	6,155

During the six-month period ended June 30, 2017, there were no transfers of financial assets and liabilities between Levels 1, 2 or 3 fair value measurements.  There have been no changes in the methodologies used at June 30, 2017 since December 31, 2016.

b.	Fair value measurements using significant unobservable input (Level 3)

The following table presents the change in derivative financial liabilities measured at level 3 for the periods ended June 30, 2017 and 2016:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	U.S. dollars in thousands
Balance at beginning of the period	4,873	1,036	6,155	1,237
Amounts classified to equity	—	—	(20)	—
Amounts recognized in profit or loss	(2,251)	(514)	(3,513)	(715)
Balance at the end of the period	2,622	522	2,622	522

15

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

The fair value of the above-mentioned derivative financial instruments that are not traded in an active market is determined by using valuation techniques. The Company uses its judgment to select a variety of methods and make assumptions that are mainly based on market conditions at the end of each reporting period.

The fair value of the warrants is computed using the Black and Scholes option pricing model. The fair value of the warrants issued in 2016 as of June 30, 2017 is based on the price of an ordinary share on June 30, 2017 and based on the following key parameters: risk-free interest rate of 1.45% and an average standard deviation of 45.58%. The fair value of the above warrants as of December 31, 2016, was computed based on the price of an ordinary share on December 31, 2016 and based on the following key parameters: risk-free interest rate of 1.48% and an average standard deviation of 52.94%.

c.	The carrying amount of cash and cash equivalents, current and non-current bank deposits, receivables and account payables and accrued expenses approximate their fair values.

NOTE 8 - LOSS PER ORDINARY SHARE:

a. Basic

The basic loss per share is calculated by dividing the comprehensive loss by the weighted average number of ordinary shares in issue during the period.

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016

Comprehensive loss (U.S. dollars in thousands)	11,023	6,552	19,619	12,076
Weighted average number of ordinary shares outstanding during the period (in thousands)	171,640	127,344	170,640	127,237
Basic loss per share (U.S. dollars)	0.06	0.05	0.11	0.09

b. Diluted

The diluted loss per share for the three and six months-period ended June 30, 2017 is identical to the basic loss per share since the effect of potential dilutive shares is anti-dilutive. Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares, which is calculated using the Treasury Method. The Company has two categories of dilutive potential ordinary shares: warrants issued to investors and options issued to employees and service providers. The effect of options issued to employees and service providers is anti-dilutive.

16

REDHILL BIOPHARMA LTD.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Comprehensive loss (U.S. dollars in thousands)	11,023	6,552	19,619	12,076
Adjustment for financial income of warrants	—	514	—	715
Loss used to determine diluted loss per share	11,023	7,066	19,619	12,791
Weighted average number of ordinary shares outstanding during the period (in thousands)	171,640	127,344	170,640	127,237
Adjustment for warrants	—	171	—	13
Weighted average number of ordinary shares for diluted loss per share (in thousands)	171,640	127,515	170,640	127,250
Diluted loss per share (U.S. dollars)	0.06	0.06	0.11	0.10

NOTE 9 - SUBSEQUENT EVENTS:

On July 24, 2017, the Board of Directors of the Company granted 237,500 options to purchase ADSs and 70,000 options to purchase ordinary shares to employees of the Company under the Company’s stock options plan. The estimated fair value of the options on the date of grant is $1.2 million.

17